UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_______________

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 20, 2023

NOODLES & COMPANY
(Exact name of registrant as specified in its charter)

Delaware	001-35987	84-1303469
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer
Incorporation)		Identification No.)

520 Zang Street, Suite D
Broomfield,	CO	80021
(Address of principal executive offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (720) 214-1900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock	NDLS	Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 26, 2023, Noodles & Company (the “Company”) announced that the Board of Directors of the Company (the “Board”) appointed Michael ("Mike") Hynes, 47, as Chief Financial Officer of the Company, effective July 24, 2023. Mr. Hynes will be responsible for leading the Company’s accounting and finance operations and will be the Company’s principal financial officer. He will report directly to Chief Executive Officer Dave Boennighausen. The Company’s press release announcing Mr. Hynes’ appointment is furnished as Exhibit 99.1 to this Current Report on Form 8‑K.

In connection with his appointment as Chief Financial Officer, the Company entered into an offer letter with Mr. Hynes, dated June 20, 2023 (the “Offer Letter”). The Offer Letter provides that, upon commencement of his employment with the Company, Mr. Hynes will receive the following compensation and benefits as Chief Financial Officer: (i) an annual base salary of $350,000; (ii) an annual bonus opportunity with a target amount equal to 75% of Mr. Hynes’ base salary, pro-rated for the fiscal 2023 year, with the actual bonus amount based upon achievement of Company and individual performance targets; and (iii) an initial equity grant and subsequent 2024 equity grant under the Company’s Equity Incentive Plan. The initial equity grant will be valued at $250,000 when granted on the effective date of Mr. Hynes' employment with the Company which will vest in four annual ratable installments. The 2024 equity grant is currently valued at $400,000. Mr. Hynes is further entitled to the standard benefits available to the Company’s executives generally, including health insurance, life and disability coverage and the option to participate in the Company’s 401(k) Savings Plan. Either Mr. Hynes or the Company may terminate Mr. Hynes’ employment at any time for any reason.

Mr. Hynes brings nearly 25 years of finance and accounting experience to Noodles & Company. Mr. Hynes held several roles in finance and accounting since he joined Ruth’s Hospitality Group in 2008. Most recently, he spent three years as Vice President of Finance and Accounting for Ruth’s Chris, one of the largest fine-dining steakhouse concepts in the United States. In this role, he helped lead the investor relations function, oversaw strategic financial planning and analysis, was responsible for budgeting, forecasting, sales and restaurant expense analysis, and new restaurant financial site evaluation. Additionally, he continued to oversee accounting and financial reporting as well as treasury. Before joining Ruth’s, he held managerial positions in several accounting firms, including RSM and Deloitte, where he started his career in 1998. Mr. Hynes is a Certified Public Accountant, holds a Bachelor of Science in Business Administration: Accounting from Auburn University as well as Master of Accountancy from The University of Georgia.

There were no arrangements or understandings between Mr. Hynes and any other person pursuant to which Mr. Hynes was selected as an officer. There are no family relationships between Mr. Hynes and any director or executive officer of the Company required to be disclosed under Item 401(d) of Regulation S-K, and he does not have any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.
Item 9.01. Financial Statements and Exhibits.
(d)    Exhibits.

Exhibit No.	Description
10.1	Mike Hynes Employment Agreement
10.2	Mike Hynes Offer Letter
99.1	Noodles & Company Press Release dated June 26, 2023
104	Cover Page Interactive Data File. The cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Noodles & Company

By:	/s/ DAVE BOENNIGHAUSEN
Name:	Dave Boennighausen
Title:	Chief Executive Officer

DATED: June 26, 2023